                                        FILED PURSUANT TO RULE NO. 424(b)(5)
                                        REGISTRATION NO. 333-59997


                             Subject to Completion
              Preliminary Prospectus Supplement dated May 5, 1999

PROSPECTUS SUPPLEMENT
(To prospectus dated July 30, 1998)            [LOGO] Merrill Lynch
                                          PROTECTED GROWTH(SM) INVESTING
                                    "Pursuit of Growth, Protection of Principal"


                                2,500,000 Units
                           Merrill Lynch & Co., Inc.
                   Select Sector SPDR Fund Growth Portfolio
                    Market Index Target-Term Securities(R)
                               due June  , 2006
                             "MITTS(R) Securities"
                         $10 principal amount per unit

                                --------------

The MITTS Securities:                   Payment at maturity:

 . 100% principal protection at          . On the maturity date, for each unit
 maturity.                               of the MITTS Securities you own, we
                                         will pay you an amount equal to the
 . No payments before the maturity        sum of the principal amount of each
 date.                                   unit and an additional amount based
                                         on the percentage increase, if any,
 . Senior unsecured debt securities of    in the value of the Select Sector
 Merrill Lynch & Co., Inc.               SPDR Fund Growth Portfolio Index,
                                         reduced by an annual adjustment
 . Linked to the value of the Select      factor expected to be between 2.00%
 Sector SPDR Fund Growth Portfolio       and 2.50%.
 Index, an index tracking the value of
 various Select Sector SPDR Funds.       . At maturity, you will receive no
 Each Select Sector SPDR Fund is an       less than the principal amount of
 index fund whose stated investment       your MITTS Securities.
 objective is to provide investment
 results that, before expenses,
 correspond generally to the price and
 yield performance of publicly-traded
equity securities involved in a
specific market sector comprising the
relevant sector index.

 . The MITTS Securities will be listed
 on the American Stock Exchange under
 the trading symbol "GWM".

 . Closing: June  , 1999.


                  Investing in the MITTS Securities involves risk.
      See "Risk Factors" beginning on page S-9 of this prospectus supplement.

                                --------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                       Per unit     Total
                                                       --------     -----
     Public offering price............................  $10.00  $25,000,000.00
     Underwriting discount............................    $           $
     Proceeds, before expenses, to Merrill Lynch &
      Co., Inc. ......................................    $           $

     The public offering price and the underwriting discount for any single transaction to purchase:

         (a) between 100,000 units and 499,999 units will be $    per unit
    and $    per unit, respectively,
    and
         (b) 500,000 units or more will be $    per unit and $    per unit,
    respectively.

                                --------------
                              Merrill Lynch & Co.

                                --------------

            The date of this prospectus supplement is June  , 1999.

"MITTS" and "Market Index Target-Term Securities" are registered service marks of Merrill Lynch & Co., Inc.
"SPDRs", "Select Sector SPDR", "Select Sector SPDRs", and "Select Sector Standard & Poor's Depositary Receipts" are trademarks of the McGraw-Hill Companies, Inc.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                           Page
                                                                           ----
SUMMARY INFORMATION -- Q&A................................................ S-4
  What are the MITTS Securities?.......................................... S-4
  What will I receive at the stated maturity date of the MITTS
   Securities?............................................................ S-5
  What is the SPDR Fund Growth Portfolio Index?........................... S-6
  What about taxes?....................................................... S-7
  Will the MITTS Securities be listed on a stock exchange?................ S-7
  What is the role of MLPF&S?............................................. S-7
  Who is ML&Co.?.......................................................... S-8
  Are there any risks associated with my investment?...................... S-8
RISK FACTORS.............................................................. S-9
  You may not earn a return on your investment............................ S-9
  Your yield may be lower than the yield on a standard debt security of comparable maturity.................................................... S-9
  Your return will not reflect the return of owning the Select Sector SPDR
   Funds comprising the SPDR Fund Growth Portfolio Index.................. S-9
  Changes in the value per share of a Select Sector SPDR Fund will not exactly mirror changes in the related Select Sector Index.............. S-9
  There may be an uncertain trading market for the MITTS Securities....... S-10
  There are many factors affecting the trading value of the MITTS
   Securities............................................................. S-10
  No affiliation between ML&Co. and the Select Sector SPDR Funds.......... S-12
  Amounts payable on the MITTS Securities may be limited by state law..... S-12
  Purchases and sales by us and our affiliates may affect your return..... S-12
  Potential conflicts of interests........................................ S-12
  Uncertain tax consequences.............................................. S-13
RATIO OF EARNINGS TO FIXED CHARGES........................................ S-14
DESCRIPTION OF THE MITTS SECURITIES....................................... S-15
  Payment at maturity..................................................... S-15
  Hypothetical returns.................................................... S-16
  Adjustments to the SPDR Fund Growth Portfolio Index; Market Disruption
   Events................................................................. S-18
  Discontinuance of the SPDR Fund Growth Portfolio Index.................. S-18
  Events of Default and Acceleration...................................... S-19
  Depositary.............................................................. S-19
  Same-day settlement and payment......................................... S-22
THE SELECT SECTOR SPDR FUND GROWTH PORTFOLIO INDEX........................ S-22
  Select Sector SPDR Funds................................................ S-23
  License agreement....................................................... S-24
UNITED STATES FEDERAL INCOME TAXATION..................................... S-25
  General................................................................. S-26
  U.S. Holders............................................................ S-26
  Hypothetical table...................................................... S-28
  Non-U.S. Holders........................................................ S-29
  Backup withholding...................................................... S-29
  New withholding regulations............................................. S-29
USE OF PROCEEDS........................................................... S-30
WHERE YOU CAN FIND MORE INFORMATION....................................... S-30
UNDERWRITING.............................................................. S-30
VALIDITY OF THE MITTS SECURITIES.......................................... S-31
INDEX OF DEFINED TERMS.................................................... S-32

                                   Prospectus

                                                                            Page
                                                                            ----
AVAILABLE INFORMATION......................................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   2
MERRILL LYNCH & CO., INC. .................................................   3
USE OF PROCEEDS............................................................   3
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS...............................   4
DESCRIPTION OF DEBT SECURITIES.............................................   4
DESCRIPTION OF DEBT WARRANTS...............................................   9
DESCRIPTION OF CURRENCY WARRANTS...........................................  11
DESCRIPTION OF INDEX WARRANTS..............................................  12
DESCRIPTION OF PREFERRED STOCK.............................................  17
DESCRIPTION OF DEPOSITARY SHARES...........................................  21
DESCRIPTION OF PREFERRED STOCK WARRANTS....................................  25
DESCRIPTION OF COMMON STOCK................................................  27
DESCRIPTION OF COMMON STOCK WARRANTS.......................................  30
PLAN OF DISTRIBUTION.......................................................  32
EXPERTS....................................................................  33

                           SUMMARY INFORMATION -- Q&A


      This summary includes questions and answers that highlight selected information from the prospectus and prospectus supplement to help you understand the Select Sector SPDR Fund Growth Portfolio Market Index Target-Term Securities due June , 2006. You should carefully read the accompanying prospectus and this prospectus supplement to fully understand the terms of the MITTS Securities, the Select Sector SPDR Fund Growth Portfolio Index (the "SPDR Fund Growth Portfolio Index") and the tax and other considerations that should be important to you in making a decision about whether to invest in the MITTS Securities. You should carefully review the "Risk Factors" section, which highlights the material risks associated with an investment in the MITTS Securities, to determine whether an investment in the MITTS Securities is appropriate for you.

      References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc.

      References in this prospectus supplement to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

      We have attached the prospectus for the Select Sector SPDR Funds. You should carefully read the fund prospectus to fully understand the operation and management of the Select Sector SPDR Funds, including the fees and expenses associated with shares of the Select Sector SPDR Funds which affect the value per share of the Select Sector SPDR Funds and which will therefore indirectly affect the value of the SPDR Fund Growth Portfolio Index.

      Our affiliate, MLPF&S, is both a soliciting dealer in the shares of the Select Sector SPDR Funds and the index compilation agent for each of the indices related to the Select Sector SPDR Funds. However, we are not affiliated with any of the Select Sector SPDR Funds. The Select Sector SPDR Funds will not receive any of the proceeds from the sale of the MITTS Securities and will not have any obligations with respect to the MITTS Securities.

      We have attached the fund prospectus and are delivering it to you together with this prospectus supplement and the accompanying prospectus of ML&Co. for the convenience of reference only. The fund prospectus does not constitute a part of this prospectus supplement or the accompanying prospectus of ML&Co., nor is it incorporated by reference in this prospectus supplement or in the accompanying prospectus of ML&Co.

What are the MITTS Securities?

      The MITTS Securities are a series of senior debt securities issued by ML&Co. and are not secured by collateral. The MITTS Securities will rank equally with all of our other unsecured and unsubordinated debt. The MITTS Securities will mature on June , 2006. We cannot redeem the MITTS Securities at any earlier date. We will not make any payments on the MITTS Securities until maturity.

      Each unit of MITTS Securities represents $10 principal amount of MITTS Securities. You may transfer the MITTS Securities only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the MITTS Securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the MITTS Securities. You should refer to the section "Description of the MITTS Securities--Depositary" in this prospectus supplement.

What will I receive at the stated maturity date of the MITTS Securities?

      We have designed the MITTS Securities for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in possible increases in the value of the SPDR Fund Growth Portfolio Index. At the stated maturity date, you will receive a payment on the MITTS Securities equal to the sum of two amounts: the "principal amount" and the "Supplemental Redemption Amount".

"Principal amount"

      The principal amount per unit is $10.

"Supplemental Redemption Amount"

      The Supplemental Redemption Amount per unit will equal:

      (Adjusted Ending Value - Starting Value)
$10 X (--------------------------------------)
      (           Starting Value             )

but will not be less than zero.

      The "Starting Value" of the SPDR Fund Growth Portfolio Index will be set to 100 on the date the MITTS Securities are priced for initial sale to the public (the "Pricing Date").

      "Adjusted Ending Value" means the average of the closing values of the SPDR Fund Growth Portfolio Index at the close of the market on five business days before the maturity of the MITTS Securities as reduced on each day by the application of the Adjustment Factor. We may calculate the Adjusted Ending Value by reference to fewer than five or even a single day's closing value if, during the period shortly before the stated maturity date of the MITTS Securities, there is a disruption in the trading of a sufficient number of the component stocks included in any of the funds underlying the SPDR Fund Growth Portfolio Index or certain futures or options relating to those funds or the S&P 500 Index.

      The "Adjustment Factor" will be a fixed percentage that is expected to be between 2.00% and 2.50% per year and will be applied over the entire term of the MITTS Securities to reduce the closing values of the SPDR Fund Growth Portfolio Index used to calculate the Supplemental Redemption Amount during the Calculation Period. As a result of the cumulative effect of this reduction, the values used to calculate the Supplemental Redemption Amount during the Calculation Period will be approximately 13.07% to 16.07% less than the actual value of the SPDR Fund Growth Portfolio Index on each day during the calculation period. We will determine the Adjustment Factor on the Pricing Date and it will appear in the final prospectus supplement delivered to you in connection with your purchase of the MITTS Securities. For a detailed discussion of how the Adjustment Factor will affect the value of the SPDR Fund Growth Portfolio Index used to calculate your Supplemental Redemption Amount, see "Description of the MITTS Securities--Payment at maturity" in this prospectus supplement.

      For more specific information about the Supplemental Redemption Amount, please see the section "Description of the MITTS Securities--Payment at maturity" in this prospectus supplement.

      We will pay you a Supplemental Redemption Amount only if the Adjusted Ending Value is greater than the Starting Value. If the Adjusted Ending Value is less than, or equal to, the Starting Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your MITTS Securities regardless of whether any Supplemental Redemption Amount is payable.

"Examples"

  Here are two examples of Supplemental Redemption Amount calculations assuming an Adjustment Factor of 2.25% per year (the midpoint of the expected range of 2.00% to 2.50%) and a term equal to seven years:

 Example 1--The SPDR Fund Growth Portfolio Index, as adjusted, is below the Starting Value at maturity:

  Hypothetical Starting Value: 100.00
  Hypothetical closing value of the SPDR Fund Growth Portfolio Index at maturity: 105.00
  Hypothetical Adjusted Ending Value: 89.69

                                                     (89.69 - 100)              (Supplemental
  Supplemental Redemption Amount (per unit) = $10 X  (-----------) = $0.00       Redemption
                                                     (    100    )               Amount cannot be
                                                                                 less than zero)

  Total payment at maturity (per unit) = $10 + $0 = $10

 Example 2--The SPDR Fund Growth Portfolio Index, as adjusted, is above the Starting Value at maturity:

  Hypothetical Starting Value: 100.00
  Hypothetical closing value of the SPDR Fund Growth Portfolio Index at maturity: 180.00
  Hypothetical Adjusted Ending Value: 153.75

                                                    (153.75 - 100)
  Supplemental Redemption Amount (per unit) = $10 X (------------)  = $5.38
                                                    (     100    )

  Total payment at maturity (per unit) = $10 + $5.38 = $15.38


What is the SPDR Fund Growth Portfolio Index?

      The AMEX will publish the SPDR Fund Growth Portfolio Index under the symbol "GWI". The index measures the performance of eight underlying funds (each a "Select Sector SPDR Fund") that each tracks the performance of stocks in a particular sector or group of industries selected from a universe of companies defined in the S&P 500 Index.

      Each Select Sector SPDR Fund is an index fund whose stated investment objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly-traded equity securities comprising the relevant sector index (each a "Select Sector Index"). Each Select Sector Index consists of the equity securities of publicly-traded companies that are components of the S&P 500 Index and are involved in a specific market sector. The Select Sector SPDR Funds are eight of the nine investment funds comprising the Select Sector SPDR Trust, a management investment company registered under the Investment Company Act of 1940, as amended. The combined companies constituting the nine Select Sector Indexes represent all of the companies whose stocks are components of the S&P 500 Index. The funds included in the SPDR Fund Growth Portfolio Index include all sectors of stock included in the S&P 500 Index except one, the utilities sector.

      Our affiliate, MLPF&S, is both a soliciting dealer in the shares of the Select Sector SPDR Funds and the index compilation agent for the Select Sector Indexes underlying the Select Sector SPDR Funds. The Select Sector SPDR Funds will not receive any of the proceeds from the sale of, or have any obligations under, the MITTS Securities.

      You should carefully read the fund prospectus accompanying this prospectus supplement and prospectus of ML&Co. to fully understand the operation and management of the Select Sector SPDR Funds, including the fees and expenses charged by the Select Sector SPDR Funds. In addition, because the Select Sector SPDR Trust is subject to the registration requirements of the Securities Act of 1933, as amended, and the Investment Company Act, the Select Sector SPDR

Trust is required to file periodically certain information specified by the SEC. For more information about the Select Sector SPDR Funds you can inspect information provided to or filed with the SEC by the Select Sector SPDR Trust at the SEC's public reference facilities or accessed over the Internet through a web site maintained by the SEC at "http://www.sec.gov." You may also obtain copies of these documents at no cost by calling the Select Sector SPDR Trust at
(800) 843-2639 or by writing the Select Sector SPDR Trust c/o ALPS Mutual Funds Services, Inc., 370 17th Street, Suite 3100, Denver, CO 80202. Neither the fund prospectus nor these other documents are incorporated by reference in this prospectus supplement, and we make no representation or warranty as to the accuracy or completeness of this information.

      Please note that an investment in the MITTS Securities does not entitle you to any ownership interest in the Select Sector SPDR Funds comprising the SPDR Fund Growth Portfolio Index.

What about taxes?

      Each year, you will be required to pay taxes on ordinary income from the MITTS Securities over their term based upon an estimated yield for the MITTS Securities, even though you will not receive any payments from us until maturity. We have determined this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to figure the amount of taxes that you will owe each year as a result of owning a MITTS Security. This estimated yield is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. We have determined that
this estimated yield will equal   % per annum, compounded semiannually.

      Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a MITTS Security for $10 and hold the MITTS Security until maturity, you will be required to pay taxes on the following amounts of
ordinary income from the MITTS Securities each year: $    in 1999, $    in
2000, $    in 2001, $    in 2002, $    in 2003, $    in 2004, $    in 2005 and
$    in 2006. However, in 2006, the amount of ordinary income that you will be required to pay taxes on from owning each MITTS Security may be greater or less
than $   , depending upon the Supplemental Redemption Amount, if any, you
receive. Also, if the Supplemental Redemption Amount is less than $   , you may
have a loss which you could deduct against other income you may have in 2006, but under current tax regulations, you would neither be required nor allowed to amend your tax returns for prior years. For further information, see "United States Federal Income Taxation" in this prospectus supplement.

Will the MITTS Securities be listed on a stock exchange?

      The MITTS Securities will be listed on the AMEX under the trading symbol "GWM", subject to official notice of issuance. You should be aware that the listing of the MITTS Securities on the AMEX will not necessarily ensure that a liquid trading market will be available for the MITTS Securities. You should review "Risk Factors--There may be an uncertain trading market for the MITTS Securities" in this prospectus supplement.

What is the role of MLPF&S?

      Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the MITTS Securities. After the initial offering, MLPF&S intends to buy and sell the MITTS Securities to create a secondary market for holders of the MITTS Securities, and may stabilize or maintain the market price of the MITTS Securities during the initial distribution of the MITTS Securities. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

      MLPF&S will also be our agent for purposes of calculating, among other things, the Adjusted Ending Value and the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S' status as our subsidiary and its responsibilities as calculation agent.

      MLPF&S also is a soliciting dealer in the shares of the Select Sector SPDR Funds and is the index compilation agent for the indices related to the Select Sector SPDR Funds. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S's status as our subsidiary and its responsibilities to the Select Sector SPDR Funds and the Select Sector Indexes. Please see the section entitled "Risk Factors--Potential conflicts of interests" in this prospectus supplement.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co. see the section "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section "Where You Can Find More Information" in this prospectus supplement.

Are there any risks associated with my investment?

      Yes, an investment in the MITTS Securities is subject to risk. Please refer to the section "Risk Factors" in this prospectus supplement.

                                  RISK FACTORS

      Your investment in the MITTS Securities will involve risks. You should carefully consider the following discussion of risks before deciding whether an investment in the MITTS Securities is suitable for you.

You may not earn a return on your investment

      You should be aware that if the Adjusted Ending Value does not exceed the Starting Value at the stated maturity date, the Supplemental Redemption Amount will be "zero". This will be true even if the value of the SPDR Fund Growth Portfolio Index, as reduced by the Adjustment Factor over the term of the MITTS Securities, was higher than the Starting Value at some time during the life of the MITTS Securities but later falls below the Starting Value. If the Supplemental Redemption Amount is zero, we will repay you only the principal amount of your MITTS Securities.

Your yield may be lower than the yield on a standard debt security of comparable maturity

      The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your return will not reflect the return of owning the Select Sector SPDR Funds comprising the SPDR Fund Growth Portfolio Index

      The SPDR Fund Growth Portfolio Index is calculated by reference to the values of eight Select Sector SPDR Funds that reflect the prices of those funds without taking into consideration the value of dividends paid on those funds. The return on your MITTS Securities will not reflect the return you would realize if you actually owned all of the Select Sector SPDR Funds comprising the SPDR Fund Growth Portfolio Index and received the dividends paid on those funds because of the cumulative effect of the reduction caused by the Adjustment Factor and because the value of the SPDR Fund Growth Portfolio Index is calculated by reference to the values of the Select Sector SPDR Funds without taking into consideration the value of any dividends paid on those funds.

Changes in the value per share of a Select Sector SPDR Fund will not exactly mirror changes in the related Select Sector Index

      As indicated in the fund prospectus, a Select Sector SPDR Fund's investment objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of the publicly-traded equity securities included in the related Select Sector Index. However, changes in the value of a Select Sector Index and in the value per share of the related Select Sector SPDR Fund are not expected to be identical because:

     . a Select Sector SPDR Fund's investment portfolio may not hold all of the stocks in the related Select Sector Index or may not hold each stock in the same weighting as the related Select Sector Index,

     . a Select Sector SPDR Fund may hold assets other than equity securities, and

     . the value per share of a Select Sector SPDR Fund reflects the reduction of fund assets resulting from the accrual of fees and expenses and the payment of distributions, if any.

      As stated in the fund prospectus, the investment adviser to the Select Sector SPDR Funds believes that "over time, "the tracking error' of a Select Sector SPDR Fund relative to the performance of the related Select Sector Index, adjusted for the effect of that Select Sector SPDR Fund's expenses, will be less than 5%". There is no assurance that the tracking error will not be greater than 5% at any time, including the time that you may wish to sell your MITTS Securities before the maturity date or at the time the calculation agent determines the Supplemental Redemption Amount, if any.

      The SPDR Fund Growth Portfolio Index is expected to be indirectly affected by fees charged by the underlying Select Sector SPDR Funds to their shareholders which will reduce the value of the Select Sector SPDR Fund shares.

There may be an uncertain trading market for the MITTS Securities

      The MITTS Securities have been approved for listing on the AMEX under the trading symbol "GWM", subject to official notice of issuance. While there have been a number of issuances of Market Index Target-Term Securities, trading volumes have varied historically from one transaction to another and it is therefore impossible to predict how the MITTS Securities will trade. You cannot assume that a trading market will develop for the MITTS Securities. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the MITTS Securities will depend on our financial performance, and other factors such as the increase, if any, in the value of the SPDR Fund Growth Portfolio Index.

      If the trading market for the MITTS Securities is limited, there may be a limited number of buyers for your MITTS Securities if you do not wish to hold your investment until maturity. This may affect the price you receive.

There are many factors affecting the trading value of the MITTS Securities

      We believe that the trading value of the MITTS Securities will be affected by the value of the SPDR Fund Growth Portfolio Index and by a number of other factors. Some of these factors interrelate in complex ways; as a result, the effect of any one factor may offset or magnify the effect of another factor. The following paragraphs describe the expected impact on the market value of the MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.

     . SPDR Fund Growth Portfolio Index value. We expect that the market value of the MITTS Securities will depend substantially on the amount by which the SPDR Fund Growth Portfolio Index, as reduced by the Adjustment Factor over the term of the MITTS Securities, exceeds the Starting Value. If you choose to sell your MITTS Securities when the value of the SPDR Fund Growth Portfolio Index, as reduced by the Adjustment Factor over the term of the MITTS Securities, exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on this value because of the expectation that the SPDR Fund Growth Portfolio Index will continue to fluctuate until the Adjusted Ending Value is determined. If you choose to sell your MITTS Securities when the value of the SPDR Fund Growth Portfolio Index is below, or not sufficiently above, the Starting Value, you may receive less than the $10 principal amount per unit of your MITTS Securities. In general, rising dividend rates, or dividends per share, may increase the value of the SPDR Fund Growth Portfolio Index while falling dividend rates may decrease the value of the SPDR Fund Growth Portfolio Index.

     . Interest rates. Because we will pay, at a minimum, the principal amount per unit of MITTS Securities at maturity, we expect that changes in U.S. interest rates will affect the trading value of the MITTS Securities. In general, if U.S. interest rates increase, we expect that the trading value of the MITTS Securities will decrease and, conversely, if U.S. interest rates decrease, we expect the trading value of the MITTS Securities will increase. The level of U.S. interest rates may also affect the U.S. economy and, in turn, the value of the SPDR Fund Growth Portfolio Index. Rising interest rates may lower the value of the SPDR Fund Growth Portfolio Index and, thus, the MITTS Securities. Falling interest rates may increase the value of the SPDR Fund Growth Portfolio Index and, thus, may increase the value of the MITTS Securities.


     . Volatility of the SPDR Fund Growth Portfolio Index. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. Generally, if the volatility of the SPDR Fund Growth Portfolio Index increases, we expect that the trading value of the MITTS Securities will increase and, conversely, if the volatility of the SPDR Fund Growth Portfolio Index decreases, we expect that the trading value of the MITTS Securities will decrease.


     . Time remaining to maturity. We anticipate that before their maturity, the MITTS Securities may trade at a value above that which would be expected based on the level of interest rates and the value of the SPDR Fund Growth Portfolio Index. This difference will reflect a "time premium" due to expectations concerning the value of the SPDR Fund Growth Portfolio Index during the period before the stated maturity of the MITTS Securities. However, as the time remaining to the stated maturity of the MITTS Securities decreases, we expect that this time premium will decrease, lowering the trading value of the MITTS Securities.


     . Dividend yields. Generally, if dividend yields on the stocks included in the Select Sector SPDR Funds comprising the SPDR Fund Growth Portfolio Index increase, we expect that the value of the MITTS Securities will decrease and, conversely, if dividend yields on these stocks decrease, we expect that the value of the MITTS Securities will increase.

     . Changes in our credit ratings. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the MITTS Securities. However, because your return on your MITTS Securities is dependent upon factors in addition to our ability to pay our obligations under the MITTS Securities, such as the percentage increase in the value of the SPDR Fund Growth Portfolio Index at maturity, an improvement in our credit ratings will not reduce the investment risks related to the MITTS Securities.

      It is important for you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any increase in the trading value of the MITTS Securities attributable to another factor, such as an increase in the value of the SPDR Fund Growth Portfolio Index.

      In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the MITTS Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities. However, we expect that the effect on the trading value of the MITTS Securities of a given increase in the value of the SPDR Fund Growth Portfolio Index will be greater if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities.

No affiliation between ML&Co. and the Select Sector SPDR Funds

      Our affiliate MLPF&S is both a soliciting dealer in the shares of the Select Sector SPDR Funds and the index compilation agent for the related Select Sector Indexes. However, we are not affiliated with the Select Sector SPDR Funds or the related Select Sector Indexes. The Select Sector SPDR Funds have no obligations with respect to the MITTS Securities or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the MITTS Securities into consideration for any reason. The Select Sector SPDR Funds will not receive any of the proceeds from this offering and are not responsible for, and have not participated in, the determination or calculation of the amount you will receive on your MITTS Securities at maturity. In addition, the Select Sector SPDR Funds are not involved with the administration or trading of the MITTS Securities and have no obligations with respect to any amounts due under the MITTS Securities.

Amounts payable on the MITTS Securities may be limited by state law

      New York State laws govern the 1983 Indenture under which the MITTS Securities were issued. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

      While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the MITTS Securities holders, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

      We and our affiliates may from time to time buy or sell shares of the Select Sector SPDR Funds comprising the SPDR Fund Growth Portfolio Index or the stocks underlying those funds for our own accounts for business reasons or in connection with hedging our obligations under the MITTS Securities. These transactions could affect the price of the underlying stocks, the value of the Select Sector SPDR Funds and, in turn, the value of the SPDR Fund Growth Portfolio Index in a manner that would be adverse to your investment in the MITTS Securities.

Potential conflicts of interests

      Our subsidiary, MLPF&S, is our agent for the purposes of calculating the Adjusted Ending Value and the Supplemental Redemption Amount payable to you at maturity. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the MITTS Securities could give rise to conflicts of interests. These conflicts could occur, for instance, in connection with its determination as to whether the value of the SPDR Fund Growth Portfolio Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance of the SPDR Fund Growth Portfolio Index. See "Description of the MITTS Securities--Adjustments to the SPDR Fund Growth Portfolio Index; Market Disruption Events" and "Discontinuance of the SPDR Fund Growth Portfolio Index" in this prospectus supplement.

      MLPF&S is a soliciting dealer in the shares of the Select Sector SPDR Funds. Under certain circumstances, MLPF&S's role as calculation agent for the MITTS Securities and its role as a soliciting dealer in these shares could give rise to conflicts of interests between the calculation agent and holders of the MITTS Securities. These conflicts could occur in connection with its determination as to the Adjusted Ending Value and the amount we owe you at maturity.

      Additionally, MLPF&S serves as Index Compilation Agent for each Select Sector Index. In its capacity as Index Compilation Agent, MLPF&S determines, in consultation with S&P, which securities of the S&P 500 are to be included in each Select Sector Index. Under certain circumstances, MLPF&S's role as calculation agent for the MITTS Securities and its role as Index Compilation Agent could give rise to conflicts of interests between the calculation agent and holders of the MITTS Securities.

      MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

      We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due at maturity on the MITTS Securities. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Uncertain tax consequences

      You should also consider the tax consequences of investing in the MITTS Securities, aspects of which are uncertain. See "United States Federal Income Taxation" below.

                       RATIO OF EARNINGS TO FIXED CHARGES

      In 1998, we acquired the outstanding shares of Midland Walwyn, Inc., in a transaction accounted for as a pooling-of-interests. The following information for the fiscal years 1994 through 1997 has been restated as if the two entities had always been combined.

      The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

                                                         Year Ended Last Friday
                                                              in December
                                                        ------------------------
                                                        1994 1995 1996 1997 1998
                                                        ---- ---- ---- ---- ----
Ratio of earnings to fixed charges(a).................. 1.2  1.2  1.2  1.2  1.1

--------
(a) The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997.

      For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements of subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.

                      DESCRIPTION OF THE MITTS SECURITIES

      The MITTS Securities are to be issued as a series of senior debt securities under the senior indenture, referred to as the "1983 Indenture", which is more fully described in the accompanying prospectus. The MITTS Securities will mature on June , 2006.

      While at maturity a beneficial owner of a MITTS Security will receive the sum of the principal amount of each MITTS Security plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise. See "--Payment at maturity".

      The MITTS Securities are not subject to redemption by ML&Co. or at the option of any beneficial owner before maturity. Upon the occurrence of an Event of Default with respect to the MITTS Securities, beneficial owners of the MITTS Securities may accelerate the maturity of the MITTS Securities, as described under "Description of the MITTS Securities--Events of Default and Acceleration" in this prospectus supplement and "Description of Debt Securities--General-- Events of Default" in the accompanying prospectus.

      The MITTS Securities are to be issued in denominations of whole units of $10.00 per unit.

      The MITTS Securities do not have the benefit of any sinking fund.

Payment at maturity

      At maturity, a beneficial owner of a MITTS Security will be entitled to receive the principal amount of that MITTS Security plus a Supplemental Redemption Amount, if any, all as provided below. If the Supplemental Redemption Amount is not greater than zero, a beneficial owner of a MITTS Security will be entitled to receive only the principal amount of its MITTS Securities.

      The "Supplemental Redemption Amount" for a MITTS Security will be determined by the calculation agent and will equal:

                                                             (Adjusted Ending Value - Starting Value)
  principal amount of each MITTS Security ($10 per unit)  X  (--------------------------------------)
                                                             (            Starting Value            )

"provided", "however", that in no event will the Supplemental Redemption Amount be less than zero.

      The "Starting Value" of the SPDR Fund Growth Portfolio Index will be set to 100 on the Pricing Date.

      The "Adjusted Ending Value" will be determined by the calculation agent and will equal the average or arithmetic mean of the closing values of the SPDR Fund Growth Portfolio Index, as reduced by the application of the Adjustment Factor on each Calculation Day, determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then the Adjusted Ending Value will equal the average or arithmetic mean of the closing values of the SPDR Fund Growth Portfolio Index on those Calculation Days, as reduced by the application of the Adjustment Factor on each Calculation Day, and if there is only one Calculation Day, then the Adjusted Ending Value will equal the closing value of the SPDR Fund Growth Portfolio Index on that Calculation Day, as reduced by the application of the Adjustment Factor on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Adjusted Ending Value will equal the closing value of the SPDR Fund Growth Portfolio Index determined on the last scheduled Index Business Day in the Calculation Period, as reduced by the application of the Adjustment Factor on that day, regardless of the occurrence of a Market Disruption Event on that day.

      The "Adjustment Factor" will be a fixed percentage that is expected to be between 2.00% and 2.50% per year and will be applied over the entire term of the MITTS Securities. On each calendar day during the term of the MITTS Securities, we will apply this percentage on a pro-rated basis based on a 365-day year to reduce the value used to calculate the Supplemental Redemption Amount on each Calculation Day during the Calculation Period. As a result of the cumulative effect of this reduction, the values used to calculate the Supplemental Redemption Amount during the Calculation Period will be approximately 13.07% to 16.07% less than the actual closing value of the SPDR Fund Growth Portfolio Index on each Calculation Day during the Calculation Period. We will determine the Adjustment Factor on the Pricing Date and it will appear in the final prospectus supplement delivered to you in connection with your purchase of the MITTS Securities.

      The "Calculation Period" means the period from and including the seventh scheduled Index Business Day before the maturity date to and including the second scheduled Index Business Day before the maturity date.

      A "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

      An "Index Business Day" is any day on which the NYSE and the AMEX are open for trading and the SPDR Fund Growth Portfolio Index or any successor index is calculated and published.

      All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the MITTS Securities.

Hypothetical returns

      The following table illustrates, for a range of hypothetical closing values of the SPDR Fund Growth Portfolio Index during the Calculation Period:

     . the percentage change from the Starting Value to the hypothetical closing value of the SPDR Fund Growth Portfolio Index,

     . the Adjusted Ending Value used to calculate the Supplemental Redemption Amount,

     .  the total amount payable at maturity for each unit of MITTS Securities,

     .  the total rate of return to beneficial owners of the MITTS Securities,

     . the pretax annualized rate of return to beneficial owners of MITTS Securities, and

     . the pretax annualized rate of return of an investment in the shares of the Select Sector SPDR Funds included in the SPDR Fund Growth Portfolio Index, which includes an assumed aggregate dividend yield of 1.02% per annum, as more fully described below.

      For the purposes of calculating this table, we have assumed a hypothetical Adjustment Factor of 2.25% per annum, the midpoint of the expected range of 2.00% to 2.50%.

                                                                             Pretax
               Percentage                                                  annualized
                 change                                                      rate of
Hypothetical    from the            Total amount               Pretax       return of
  closing       Starting             payable at    Total     annualized    the shares
   value      Value to the          maturity per  rate of      rate of    of the Select
 during the   hypothetical Adjusted unit of the  return on    return on    Sector SPDR
Calculation     closing     Ending     MITTs     the MITTS    the MITTS   Funds in the
   Period        value     Value(1)  Securities  Securities Securities(2)  index(2)(3)
------------  ------------ -------- ------------ ---------- ------------- -------------
  20.00          -80.00%     17.08     $10.00        0.00%       0.00%       -20.60%
  40.00          -60.00%     34.17     $10.00        0.00%       0.00%       -11.65%
  60.00          -40.00%     51.25     $10.00        0.00%       0.00%        -6.16%
  80.00          -20.00%     68.33     $10.00        0.00%       0.00%        -2.15%
 100.00(4)         0.00%     85.42     $10.00        0.00%       0.00%         1.02%
 120.00           20.00%    102.50     $10.25        2.50%       0.35%         3.66%
 140.00           40.00%    119.58     $11.96       19.58%       2.57%         5.92%
 160.00           60.00%    136.67     $13.67       36.67%       4.51%         7.90%
 180.00           80.00%    153.75     $15.38       53.75%       6.24%         9.67%
 200.00          100.00%    170.83     $17.08       70.83%       7.79%        11.27%
 220.00          120.00%    187.92     $18.79       87.92%       9.21%        12.72%
 240.00          140.00%    205.00     $20.50      105.00%      10.51%        14.06%
 260.00          160.00%    222.08     $22.21      122.08%      11.72%        15.31%
 280.00          180.00%    239.17     $23.92      139.17%      12.84%        16.46%
 300.00          200.00%    256.25     $25.63      156.25%      13.89%        17.55%

--------
(1) The Adjusted Ending Values specified in this column are approximately 14.58% less than the hypothetical closing values of the SPDR Fund Growth Portfolio Index as a result of the application of a hypothetical Adjustment Factor of 2.25% per annum over an assumed investment term of seven years.
(2) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.
(3) This rate of return assumes:
  (a) an investment of a fixed amount in the shares of the Select Sector SPDR Funds comprising the SPDR Fund Growth Portfolio Index with the allocation of this amount reflecting the relative weights of each of the Select Sector SPDR Funds in the SPDR Fund Growth Portfolio Index;
  (b) a percentage change in the aggregate price of the shares that equals the percentage change in the SPDR Fund Growth Portfolio Index from the Starting Value to the relevant hypothetical closing value;
  (c) a constant dividend yield of 1.02% per annum, paid quarterly from the date of initial delivery of the MITTS Securities, applied to the value of the shares of the Select Sector SPDR Funds comprising the SPDR Fund Growth Portfolio Index at the end of each quarter assuming this value increases or decreases linearly from the Starting Value to the applicable hypothetical closing value;
  (d) no transaction fees or expenses in connection with purchasing and holding shares of the Select Sector SPDR Funds;
  (e) a seven-year investment term; and
  (f) a final value of the SPDR Fund Growth Portfolio Index equal to the hypothetical closing value.
(4) The Starting Value of the SPDR Fund Growth Portfolio Index will be set to 100 on the Pricing Date.

      The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors and the resulting total and pretax annualized rate of return will depend entirely on the Starting Value, the Adjustment Factor and the actual Adjusted Ending Value determined by the calculation agent as provided in this prospectus supplement.

Adjustments to the SPDR Fund Growth Portfolio Index; Market Disruption Events

     If at any time AMEX changes its method of calculating the SPDR Fund Growth Portfolio Index, or the value of the SPDR Fund Growth Portfolio Index changes, in any material respect, or if the SPDR Fund Growth Portfolio Index is in any other way modified so that the SPDR Fund Growth Portfolio Index does not, in the opinion of the calculation agent, fairly represent the value of the SPDR Fund Growth Portfolio Index had any changes or modifications not been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each date that the closing value of the SPDR Fund Growth Portfolio Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the SPDR Fund Growth Portfolio Index as if no changes or modifications had been made, and calculate the closing value with reference to the SPDR Fund Growth Portfolio Index, as so adjusted. Accordingly, if the method of calculating the SPDR Fund Growth Portfolio Index is modified so that the value of the SPDR Fund Growth Portfolio Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the calculation agent shall adjust the SPDR Fund Growth Portfolio Index in order to arrive at a value of the SPDR Fund Growth Portfolio Index as if it had not been modified, e.g., as if a split had not occurred.

     "Market Disruption Event" means any of the following events, with respect to the Select Sector SPDR Funds, as determined by the calculation agent:

    (a) the suspension or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange, in 20% or more of the stocks which then comprise the Select Sector SPDR Funds underlying the SPDR Fund Growth Portfolio Index; or

    (b) the suspension or material limitation on trading, in each case, for more than two hours of trading whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise in option contracts or futures contracts related to the S&P 500 Index or the shares of a Select Sector SPDR Fund underlying the SPDR Fund Growth Portfolio Index which are traded on any major U.S. exchange.

     A limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

     For the purposes of clause (a) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered "material".

Discontinuance of the SPDR Fund Growth Portfolio Index

     If the AMEX discontinues publication of the SPDR Fund Growth Portfolio Index and the AMEX or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the SPDR Fund Growth Portfolio Index (a "successor index"), then, upon the calculation agent's notification of any determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by the AMEX or any other entity for the SPDR Fund Growth Portfolio Index and calculate the closing value as described above under "-- Payment at maturity". Upon any selection by the calculation agent of a successor index, ML&Co. shall cause notice to be given to holders of the MITTS Securities.

     In the event that the AMEX discontinues publication of the SPDR Fund Growth Portfolio Index and:

     .the calculation agent does not select a successor index, or

     .  the successor index is no longer published on any of the Calculation
        Days,

the calculation agent will compute a substitute value for the SPDR Fund Growth Portfolio Index in accordance with the procedures last used to calculate the SPDR Fund Growth Portfolio Index before any discontinuance. If a successor index is selected or the calculation agent calculates a value as a substitute for the SPDR Fund Growth Portfolio Index as described below, the successor index or value will be used as a substitute for the SPDR Fund Growth Portfolio Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

     If the AMEX discontinues publication of the SPDR Fund Growth Portfolio Index before the period during which the Supplemental Redemption Amount is to be determined and the calculation agent determines that no successor index is available at that time, then on each Exchange Business Day until the earlier to occur of:

     .  the determination of the Adjusted Ending Value and

     . a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in "The Wall Street Journal" or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

     An "Exchange Business Day" is any day on which the NYSE and the AMEX are open for trading.

     Notwithstanding these alternative arrangements, discontinuance of the publication of the SPDR Fund Growth Portfolio Index may adversely affect trading in the MITTS Securities.

Events of Default and Acceleration

     In case an Event of Default with respect to any MITTS Securities has occurred and is continuing, the amount payable to a beneficial owner of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each $10 principal amount, will be equal to the principal amount and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment was the stated maturity date of the MITTS Securities, "provided", "however", that the Adjustment Factor will be applied to the values used to calculate the Supplemental Redemption Amount as if the MITTS
Securities had not been accelerated and had remained outstanding to the stated maturity date. See "--Payment at maturity" in this prospectus supplement. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a MITTS Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the MITTS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding was the maturity date of the MITTS Securities.

     In case of default in payment at the maturity date of the MITTS Securities, whether at their stated maturity or upon acceleration, from and after the maturity date the MITTS Securities will bear interest, payable upon demand of their beneficial owners, at the rate of % per annum to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the MITTS Securities to the date payment of that amount has been made or duly provided for.

Depositary

     Upon issuance, all MITTS Securities will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's nominee. Unless and until it is exchanged in whole or in part for MITTS Securities in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

      So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the MITTS Securities represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the MITTS Securities represented by a global security will not be entitled to have the MITTS Securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the MITTS Securities in definitive form and will not be considered the owners or holders of the MITTS Securities including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      If:

     . the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

     . ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

     . an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the MITTS Securities,

the global securities will be exchangeable for MITTS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples of $10. The definitive MITTS Securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the MITTS Securities. The MITTS Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global securities will be issued for the MITTS Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of MITTS Securities under DTC's system must be made by or through direct participants, which will receive a credit for the MITTS Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the MITTS Securities are to be made by entries on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all MITTS Securities deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of MITTS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the MITTS Securities; DTC's records reflect only the identity of the direct participants to whose accounts such MITTS Securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the MITTS Securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the MITTS Securities are credited on the record date.

      Principal, premium, if any, and/or interest, if any, payments made in cash on the MITTS Securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants shall be the responsibility of DTC, and disbursement of any payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

      DTC may discontinue providing its services as securities depositary with respect to the MITTS Securities at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, MITTS Security certificates are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, MITTS Security certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-day settlement and payment

      Settlement for the MITTS Securities will be made by the underwriter in immediately available funds. ML&Co. will make all payments of principal and the Supplemental Redemption Amount, if any, in immediately available funds so long as the MITTS Securities are maintained in book-entry form.

               THE SELECT SECTOR SPDR FUND GROWTH PORTFOLIO INDEX

      The SPDR Fund Growth Portfolio Index is an index tracking the value of eight underlying Select Sector SPDR Funds. Each Select Sector SPDR Fund is an index fund whose stated investment objective is to provide investment results that, before expenses, correspond generally to the price and yield performance of the publicly-traded equity securities comprising the relevant sector index. Each sector index consists of the equity securities of publicly-traded companies that are components of the S&P 500 Index and are involved in a specific market sector. An investment in the MITTS Securities does not entitle you to any ownership interest in the Select Sector SPDR Funds comprising the SPDR Fund Growth Portfolio Index.

      The initial multipliers will be calculated so that the value of the SPDR Fund Growth Portfolio Index will equal 100 on the Pricing Date and the weight of each Select Sector SPDR Fund on the Pricing Date will equal the initial weight set forth in the final prospectus supplement delivered to you in connection with sales of the MITTS Securities. The initial multiplier for each Select Sector SPDR Fund will be determined by the calculation agent on the Pricing Date and will equal:

     . the initial weighting for the Select Sector SPDR Fund multiplied by 100, divided by

     . the last sale price reported on the AMEX of that Select Sector SPDR Fund on the Pricing Date.

The respective multipliers will remain constant for the term of the MITTS Securities unless adjusted for certain events such as, splits or reverse splits in any Select Sector SPDR Fund or capital gains distributions. The AMEX will have the sole discretion as to whether to make any adjustments and the amount of any adjustments.

      The AMEX will calculate and disseminate the value of the SPDR Fund Growth Portfolio Index that will equal the sum of the products, for each Select Sector SPDR Fund, of the applicable multiplier and the most recently reported price at which the Select Sector SPDR Fund has traded on its primary exchange. The AMEX intends to disseminate the SPDR Fund Growth Portfolio Index at approximately 15-second intervals during the AMEX's business hours and at the end of each Index Business Day via the Consolidated Tape Association's Network B. The SPDR Fund Growth Portfolio Index is reported by the AMEX and Bloomberg under the symbol "GWI" and by Reuters under the symbol ".GWI".

      The following table sets forth the name, the AMEX trading symbol and the weighting of each Select Sector SPDR Fund as of May 4, 1999. These weightings may be changed. Any changes to the weightings will be determined on the Pricing Date and will be set forth in the final prospectus supplement delivered to you in connection with the sale of the MITTS Securities. The initial multipliers will be determined on the Pricing Date and will appear in the final prospectus supplement delivered to you in connection with sales of the MITTS Securities.

                                                  Trading            Initial
Select Sector SPDR Fund                           Symbol  Weighting Multiplier
-----------------------                           ------- --------- ----------
The Technology Select Sector SPDR Fund...........   XLK       25%
The Consumer Services Select Sector SPDR Fund....   XLV       18%
The Consumer Staples Select Sector SPDR Fund.....   XLP       16%
The Financial Select Sector SPDR Fund............   XLF       15%
The Energy Select Sector SPDR Fund...............   XLE        8%
The Industrial Select Sector SPDR Fund...........   XLI        7%
The Basic Industries Select Sector SPDR Fund.....   XLB        6%
The Cyclical/Transportation Select Sector SPDR
 Fund............................................   XLY        5%

Select Sector SPDR Funds

      ML&Co. has attached the fund prospectus describing the Select Sector SPDR Funds and is delivering it to purchasers of the MITTS Securities together with this prospectus supplement and the accompanying prospectus of ML&Co. for the convenience of reference only. The fund prospectus does not constitute a part of this prospectus supplement or the accompanying prospectus of ML&Co., nor is it incorporated by reference in this prospectus supplement or the accompanying prospectus of ML&Co. The summary description below is qualified in its entirety by the information describing the Select Sector SPDR Funds and the Select Sector Indexes included in the attached fund prospectus.

      The investment objective of each Select Sector SPDR Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries as represented by a specified Select Sector Index published by the AMEX. The companies included in each Select Sector SPDR Index are selected on the basis of general industry classification from a universe of companies defined by the S&P 500. For further information on the Select Sector SPDR Funds and the Select Sector Indexes you should carefully read the fund prospectus accompanying this prospectus supplement.

      Although ML&Co.'s subsidiary, MLPF&S, provides certain services to the Select Sector SPDR Funds and the provider of the Select Sector Indexes, ML&Co. is not affiliated with the Select Sector SPDR Funds or the Select Sector Indexes, and the Select Sector SPDR Funds will not receive any of the proceeds from the sale of, or have any obligations under, the MITTS Securities. A prospective purchaser of the MITTS Securities should independently decide whether an investment in the MITTS Securities is appropriate.

      The Select Sector SPDR Trust is subject to the registration requirements of the Securities Act and the Investment Company Act, and is required to file periodically certain information specified by the SEC. For more information about the Select Sector SPDR Funds, the information provided to or filed with the SEC by the Trust can be inspected at the SEC's public reference facilities or accessed over the Internet through a web site maintained by the SEC at "http://www.sec.gov". Copies of these documents may also be obtained at no cost by calling the Trust at (800) 843-2639 or by writing the Trust c/o ALPS Mutual Funds Services, Inc., 370 17th Street, Suite 3100, Denver, CO 80202. Neither the fund prospectus nor such other documents are incorporated by reference in this prospectus supplement, and ML&Co. makes no representation or warranty as to the accuracy or completeness of any such documents.

      ML&Co. is not affiliated with any of the Select Sector SPDR Funds, and the Select Sector SPDR Funds do not have obligations with respect to the MITTS Securities. This prospectus supplement relates only to the MITTS Securities offered by this prospectus supplement and does not relate to the shares of the Select

Sector SPDR Funds or any other securities relating to the Select Sector SPDR Funds. The information contained in this prospectus supplement regarding the Select Sector SPDR Funds has been derived from the publicly available documents described in the preceding paragraph. ML&Co. makes no representation that these publicly available documents or any other publicly available information regarding the Select Sector SPDR Funds are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this prospectus supplement, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph, that would affect the trading price of the shares of the Select Sector SPDR Funds, and therefore the trading price of the MITTS Securities, have been publicly disclosed. Subsequent disclosure of any of these events or the disclosure of or failure to disclose material future events concerning the Select Sector SPDR Funds could affect the Supplemental Redemption Amount, if any, to be received at maturity and therefore the trading value of the MITTS Securities.

      MLPF&S, a subsidiary of ML&Co., is a soliciting dealer in the shares of the Select Sector SPDR Funds. Additionally, MLPF&S serves as index compilation agent for the Select Sector Indexes. In its capacity as index compilation agent, MLPF&S determines, in consultation with S&P, the composition of the securities measured by the Select Sector Indexes.

License agreement

      S&P, the AMEX and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use Select Sector Indexes owned and published by S&P in connection with certain securities, including the MITTS Securities, and ML&Co. is an authorized sublicensee of MLPF&S.

      The license agreement among S&P, the AMEX and MLPF&S provides that the following language must be stated in this prospectus supplement:

      "Standard & Poor's(R)", "Standard & Poor's 500(R)", "S&P 500(R)", "S&P(R)", "500", "Standard & Poor's Depositary Receipts", "SPDRs", "Select Sector SPDR" and "Select Sector Standard & Poor's Depositary Receipts" are registered trademarks of Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and have been licensed for use by MLPF&S. ML&Co. is an authorized sublicensee of MLPF&S. The stocks comprising the Select Sector Indexes were selected by MLPF&S, as index compilation agent, in consultation with S&P from the universe of companies represented by the S&P 500 Index. The composition and weightings of the stocks included in the Select Sector Indexes can be expected to differ from the composition and weighting of stocks included in any similar S&P 500 sector indexes published and disseminated by S&P.

      The MITTS Securities, the SPDR Fund Growth Portfolio Index, the Select Sector SPDR Funds and the Select Sector Indexes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the MITTS Securities or any member of the public regarding the advisability of investing in securities generally or in the MITTS Securities particularly or in the ability of the SPDR Fund Growth Portfolio Index to track the performance and yield of the Select Sector Indexes or in the ability of the Select Sector Indexes to track the performance of the corresponding sectors represented in the stock market. The stocks included in the Select Sector Indexes were selected by MLPF&S as the index compilation agent in consultation with S&P. The composition and weightings of the stocks included in each Select Sector Index can be expected to differ from the composition and weighting of stocks included in any corresponding S&P 500 sector index that is published and disseminated by S&P. S&P's only relationship to the index compilation agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to the index compilation agent or the MITTS Securities. S&P has no obligation to take the needs of the index compilation agent, ML&Co. or the holders of the MITTS Securities into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in any determination of the timing of the sale of the

MITTS Securities, prices at which the MITTS Securities are initially to be sold, or quantities of the MITTS Securities to be issued or in the calculation of the Supplemental redemption Amount. S&P has no obligation or liability in connection with the administration, marketing or trading of the MITTS Securities.

      S&P does not guarantee the accuracy and/or the completeness of the S&P 500 Index, the Select Sector Indexes or any data included therein. S&P makes no warranty, express or implied, as to results to be obtained by ML&Co., MLPF&S, the holders of the MITTS Securities, or any other person or entity from the use of the S&P 500 Index, the Select Sector Indexes or any data included therein in connection with the rights licensed under the license agreement described herein or for any other use. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the S&P 500 Index, the Select Sector Indexes or any data included therein. Without limiting the generality of the foregoing, in no event shall S&P have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of such damages."

      All disclosures contained in this prospectus supplement regarding the S&P 500 Index or the Select Sector Indexes, including its respective make-up, method of calculation and changes in its components, are derived from publicly available information prepared by S&P and the Select Sector SPDR Trust, respectively. ML&Co. and MLPF&S do not assume any responsibility for the accuracy or completeness of this information.

                     UNITED STATES FEDERAL INCOME TAXATION

      Set forth in full below is the opinion of Brown & Wood LLP, tax counsel to ML&Co., as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with MITTS Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding MITTS Securities in a tax-deferred or tax-advantaged account, or persons holding MITTS Securities as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders other than original purchasers, except where otherwise specifically noted in this prospectus supplement. The following discussion also assumes that the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the MITTS Securities should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the MITTS Securities arising under the laws of any other taxing jurisdiction.

      As used in this prospectus supplement, the term "U.S. Holder" means a beneficial owner of a MITTS Security that is for United States Federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation or partnership (including an entity treated as a corporation or a partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (c) an estate the income of which is subject to United States Federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a MITTS Security is effectively connected with the conduct of a United States trade or business. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be a U.S. Holder. As used in this prospectus supplement, the term "Non-U.S. Holder" means a beneficial owner of a MITTS Security that is not a U.S. Holder.

General

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the MITTS Securities or securities with terms substantially the same as the MITTS Securities. However, although the matter is not free from doubt, under current law, each MITTS Security should be treated as a debt instrument of ML&Co. for United States Federal income tax purposes. ML&Co. currently intends to treat each MITTS Security as a debt instrument of ML&Co. for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS Securities. Prospective investors in the MITTS Securities should be aware, however, that the IRS is not bound by ML&Co.'s characterization of the MITTS Securities as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the MITTS Securities for United States Federal income tax purposes. The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities is based upon the assumption that each MITTS Security will be treated as a debt instrument of ML&Co. for United States Federal income tax purposes. If the MITTS Securities are not in fact treated as debt instruments of ML&Co. for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the MITTS Securities could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a MITTS Security could differ from the timing and character of income, gain or loss recognized in respect of a MITTS Security had the MITTS Securities in fact been treated as debt instruments of ML&Co. for United States Federal income tax purposes.

U.S. Holders

      On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments such as the MITTS Securities, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the MITTS Securities. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States Federal income tax law. Specifically, the Final Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as that interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States Federal income tax purposes.

      In particular, solely for purposes of applying the Final Regulations to the MITTS Securities, ML&Co. has determined that the projected payment schedule for the MITTS Securities will consist of payment on the maturity date of the principal amount thereof and a projected Supplemental Redemption Amount equal
to $    per unit (the "Projected Supplemental Redemption Amount"). This
represents an estimated yield on the MITTS Securities equal to    % per annum
(compounded semiannually). Accordingly, during the term of the MITTS Securities, a U.S. Holder of a MITTS Security will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the MITTS Security that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds the MITTS Security. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the MITTS Securities are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the MITTS Security's adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a MITTS Security's adjusted issue price will equal the MITTS Security's issue price (i.e., $10), increased by the interest previously accrued on the MITTS Security. At maturity of a MITTS Security, in the event that the actual
Supplemental Redemption Amount, if any, exceeds $    per unit (i.e., the
Projected Supplemental Redemption Amount), a U.S. Holder will be required to
include the excess of the actual Supplemental Redemption Amount over $    per
unit (i.e., the Projected Supplemental Redemption Amount) in income as ordinary interest on the stated maturity date. Alternatively, in the event that the
actual Supplemental Redemption Amount, if any, is less than $    per unit
(i.e., the Projected Supplemental Redemption Amount), the amount by which the
Projected Supplemental Redemption Amount (i.e., $    per unit) exceeds the
actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the MITTS Security for the taxable year in which the stated maturity date occurs to the extent of the amount of that includible interest. Further, a U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the Projected Supplemental Redemption Amount (i.e., $ per unit) in excess of the actual Supplemental Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules.

      Upon the sale, exchange or redemption of a MITTS Security prior to the stated maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon the sale, exchange or redemption and the U.S. Holder's adjusted tax basis in the MITTS Security as of the date of disposition. A U.S. Holder's adjusted tax basis in a MITTS Security generally will equal that U.S. Holder's initial investment in the MITTS Security increased by any interest previously included in income with respect to the MITTS Security by the U.S. Holder. Any taxable gain will be treated as ordinary income. Any taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the MITTS Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the MITTS Security). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

      Prospective investors in the MITTS Securities should be aware that if a significant percentage of the total aggregate amount of the MITTS Securities originally issued are sold at a discount from the principal amount thereof, which is not expected to be the case, then the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, may be less than the principal amount of the MITTS Securities. In that event, if a U.S. Holder purchases a MITTS Security in connection with the original issuance thereof for an amount equal to the principal amount thereof, the amount of the difference between the principal amount of the MITTS Securities and the issue price thereof generally should be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each relevant date as an offset to that interest on each relevant date. In addition, on each relevant date, the U.S. Holder's adjusted tax basis in the MITTS Security will be reduced by the amount treated as an interest offset pursuant to the foregoing rule. Alternatively, in the event that the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof and a U.S. Holder purchases a MITTS Security in connection with the original issuance thereof for an amount that is less than the principal amount thereof, the amount of the difference between the principal amount of the MITTS Security and the amount paid by the U.S. Holder to purchase the MITTS Security generally would be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each relevant date as additional ordinary interest includible in income by the U.S. Holder on each relevant date. In that event, on each relevant date, the U.S. Holder's adjusted tax basis in the MITTS Security will be increased by the amount treated as additional ordinary interest income. In addition, U.S. Holders purchasing a MITTS Security at a price that differs from the adjusted issue price of the MITTS Security as of the purchase date (e.g., subsequent purchasers) will be subject to rules providing for certain adjustments to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning these rules.

      All prospective investors in the MITTS Securities should consult their own tax advisors concerning the application of the Final Regulations to their investment in the MITTS Securities. Investors in the MITTS

Securities may also obtain the projected payment schedule, as determined by ML&Co. for purposes of the application of the Final Regulations to the MITTS Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn: Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.

      The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the MITTS Securities) has been determined solely for United States Federal income tax purposes (i.e., for purposes of applying the Final Regulations to the MITTS Securities), and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

Hypothetical table

      The following table sets forth the amount of interest that would be deemed to have accrued with respect to each unit of the MITTS Securities during each accrual period over an assumed term of approximately seven years for the MITTS Securities based upon a hypothetical projected payment schedule for the MITTS Securities (including both a hypothetical Projected Supplemental Redemption Amount and a hypothetical estimated yield equal to 6.14% per annum (compounded semiannually)) as determined by ML&Co. for purposes of illustrating the application of the Final Regulations to the MITTS Securities as if the MITTS Securities had been issued on May 5, 1999. The following table is for illustrative purposes only. The actual projected payment schedule for the MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) will be determined by ML&Co. on the date the MITTS Securities are priced for initial sale to the public and will depend upon actual market interest rates (and thus ML&Co.'s borrowing costs for debt instruments with comparable maturities) as of that date. The actual projected payment schedule for the MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) and the actual tax accrual table will be set forth in the final prospectus supplement delivered to investors in connection with sales of the MITTS Securities:

                                                              Total interest
                                               Interest       deemed to have
                                              deemed to      accrued on MITTS
                                            accrue during  Securities as of end
                                            accrual period  of accrual period
              Accrual period                  (per unit)        (per unit)
              --------------                -------------- --------------------
May 5, 1999 through November 5, 1999.......    $0.3096           $0.3096
November 6, 1999 through May 5, 2000.......    $0.3165           $0.6261
May 6, 2000 through November 5, 2000.......    $0.3262           $0.9523
November 6, 2000 through May 5, 2001.......    $0.3362           $1.2885
May 6, 2001 through November 5, 2001.......    $0.3466           $1.6351
November 6, 2001 through May 5, 2002.......    $0.3572           $1.9923
May 6, 2002 through November 5, 2002.......    $0.3681           $2.3604
November 6, 2002 through May 5, 2003.......    $0.3795           $2.7399
May 6, 2003 through November 5, 2003.......    $0.3911           $3.1310
November 6, 2003 through May 5, 2004.......    $0.4031           $3.5341
May 6, 2004 through November 5, 2004.......    $0.4155           $3.9496
November 6, 2004 through May 5, 2005.......    $0.4283           $4.3779
May 6, 2005 through November 5, 2005.......    $0.4414           $4.8193
November 6, 2005 through May 5, 2006.......    $0.4549           $5.2742

--------
Hypothetical Projected Supplemental Redemption Amount = $5.2742 per unit.

Non-U.S. Holders

      A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a MITTS Security, unless the non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042S. For a non-U.S. Holder to qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (a) is signed by the beneficial owner of the MITTS Security under penalties of perjury, (b) certifies that the owner is not a U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of that change. If a MITTS Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in that case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements.

      Under current law, a MITTS Security will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of that individual's death, payments in respect of the MITTS Security would have been effectively connected with the conduct by that individual of a trade or business in the United States.

Backup withholding

      Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the MITTS Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the MITTS Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

      In addition, upon the sale of a MITTS Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that the seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against that beneficial owner's United States Federal income tax provided that the required information is furnished to the IRS.

New withholding regulations

      On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The

New Regulations will generally be effective for payments made after December 31, 2000, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                                USE OF PROCEEDS

      The net proceeds from the sale of the MITTS Securities will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the principal amount and the Supplemental Redemption Amount.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the MITTS Securities and other securities. For further information on ML&Co. and the MITTS Securities, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement is accurate as of the date of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

                                  UNDERWRITING

      MLPF&S, the underwriter of the offering, has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase
from ML&Co. $    aggregate principal amount of MITTS Securities. The
underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the MITTS Securities if any are purchased.

      The underwriter has advised ML&Co. that it proposes initially to offer all or part of the MITTS Securities directly to the public at the offering prices set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. The underwriter is offering the MITTS Securities subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

      In addition to the commissions payable at the time of the original sale of the MITTS Securities, the underwriter will pay a commission on each of up to six anniversary dates of the issuance of the MITTS Securities to brokers whose clients purchased the units in the initial distribution and who continue to hold their MITTS Securities.

      The underwriting of the MITTS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

      The underwriter is permitted to engage in certain transactions that stabilize the price of the MITTS Securities. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the MITTS Securities.

      If the underwriter creates a short position in the MITTS Securities in connection with the offering, i.e., if it sells more units of the MITTS Securities than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing units of the MITTS Securities in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the MITTS Securities. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      The underwriter may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the MITTS Securities. The underwriter may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                        VALIDITY OF THE MITTS SECURITIES

      The validity of the MITTS Securities will be passed upon for ML&Co. and for the underwriter by Brown & Wood LLP, New York, New York.

                             INDEX OF DEFINED TERMS

                                                                            Page
                                                                            ----
A
Adjusted Ending Value...................................................... S-5
Adjustment Factor.......................................................... S-5

C
Calculation Day............................................................ S-16
Calculation Period......................................................... S-16

E
Exchange Business Day...................................................... S-19

F
Final Regulations.......................................................... S-26

I
Index Business Day......................................................... S-16

M
Market Disruption Event.................................................... S-18
ML&Co...................................................................... S-4
MLPF&S..................................................................... S-4

N
New Regulations............................................................ S-29
Non-U.S. Holder............................................................ S-25

P
Pricing Date............................................................... S-5
Projected Supplemental Redemption Amount................................... S-26

S
Select Sector Index........................................................ S-6
Select Sector SPDR Fund.................................................... S-6
SPDR Fund Growth Portfolio Index........................................... S-4
Starting Value............................................................. S-5
Supplemental Redemption Amount............................................. S-5

U
U.S. Holder................................................................ S-25

W
Withholding Agent.......................................................... S-29

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                                    [LOGO]

                                2,500,000 Units

                           Merrill Lynch & Co., Inc.

                    Select Sector SPDR Fund Growth Portfolio
                     Market Index Target-Term Securities(R)
                               due June   , 2006
                             "MITTS(R) Securities"

                        ------------------------------

                             PROSPECTUS SUPPLEMENT

                        ------------------------------

                              Merrill Lynch & Co.

                                 June   , 1999

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